EXHIBIT 4.1

ALY ENERGY SERVICES INC.

INVESTOR AGREEMENT

DATED

OCTOBER 26, 2012

TABLE OF CONTENTS

			Page

1.	Definitions.		1

2.	Agreement Among the Company and the Investors		3

	2.1.	Right of First Refusal	3
	2.2.	Tag-Along	5
	2.3.	Drag-Along	6
	2.4.	Effect of Failure to Comply	9

3.	Exempt Transfers		3

	3.1.	Exempted Transfers	9
	3.2.	Exempted Offerings	10

4.	Legend		10

5.	Miscellaneous		10

	5.1.	Term	10
	5.2.	Stock Split	11
	5.3.	Ownership	11
	5.4.	Dispute Resolution	11
	5.5.	Notices	12
	5.6.	Entire Agreement	12
	5.7.	Delays or Omissions	12
	5.8.	Amendment; Waiver and Termination	12
	5.9.	Assignment of Rights	13
	5.10.	Severability	13
	5.11.	Additional Investors	13
	5.12.	Governing Law	13
	5.13.	Titles and Subtitles	14
	5.14.	Counterparts	14
	5.15.	Specific Performance	14
	5.16.	Additional Investors	14
	5.17.	Consent of Spouse	14

Schedule A		- Investors
Exhibit A		- Consent of Spouse

INVESTOR AGREEMENT

THIS ALY ENERGY SERVICES INC. INVESTOR AGREEMENT is made as of the 26th day of October, 2012 by and among Aly Energy Services Inc., a Delaware corporation (the “Company”), the Investors listed on Schedule A.

WHEREAS, each Investor is the beneficial owner of the number of shares of Capital Stock, set forth opposite the name of such Investor on Schedule A; and

WHEREAS, the Company and each Investor are parties to separate subscription agreements (the “Subscription Agreements”), pursuant to which the Investors have agreed to purchase shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”);

NOW, THEREFORE, the Company, and the Investors agree as follows:

1.            Definitions.

1.1.            “Additional Investors” means any person acquiring Capital Stock who agrees to be bound by the terms of this Agreement.

1.2.            “Affiliate” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

1.3.            “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Investor, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Investor (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.4.            “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

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1.5.            “Company Notice” means written notice from the Company notifying the selling Investors that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Investor Transfer.

1.6.            “Investor Notice” means written notice from an Investor notifying the Company and the selling Investor that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Investor Transfer.

1.7.            “Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Section 5.9, each person who hereafter becomes a signatory to this Agreement pursuant to Section 5.11 and any one of them, as the context may require.

1.8.            “Marketable Securities” means securities that are (a) approved for listing on an established U.S. national or non-U.S. securities exchange or (b) reported through an established non-U.S. over-the-counter trading system or (c) otherwise traded over-the-counter or purchased and sold in transactions effected pursuant to Rule 144A under the Securities Act, that in each case are not subject to restrictions on Transfer under the Securities Act or other applicable securities laws by non-affiliates of the issuer of such securities (other than the restriction under Rule 144A limiting transfers solely to qualified institutional buyers) or subject to contractual restrictions on transfer other than reasonable and customary lock-up provisions that do not exceed one hundred and eighty (180) days in duration.

1.9.            “Proposed Investor Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Investors.

1.10.          “Proposed Transfer Notice” means written notice from an Investor setting forth the terms and conditions of a Proposed Investor Transfer.

1.11.          “Prospective Transferee” means any person to whom a Investor proposes to make a Proposed Investor Transfer.

1.12.          “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

1.13.          “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Investor Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.14.          “Secondary Notice” means written notice from the Company notifying the Investors and the selling Investor that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Investor Transfer.

1.15.          “Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

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1.16.          “Tag-Along Right” means the right, but not an obligation, of an Investor to participate in a Proposed Investor Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.17.          “Securities Act” means the Securities Act of 1933, as amended.

1.18.          “Transfer Stock” means shares of Capital Stock owned by an Investor, or issued to an Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.19.          “Undersubscription Notice” means written notice from an Investor notifying the Company and the selling Investor that such Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.           Agreement Among the Company and the Investors.

2.1.          Right of First Refusal.

(a)             Grant. Subject to the terms of Section 3 below, each Investor hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Investor may propose to transfer in a Proposed Investor Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee, except in connection with a Drag-Along Transaction.

(b)             Notice. Each Investor proposing to make a Proposed Investor Transfer must deliver a Proposed Transfer Notice to the Company and each other Investor not later than forty-five (45) days prior to the consummation of such Proposed Investor Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Investor Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Investor within fifteen (15) days after delivery of the Proposed Transfer Notice.

(c)             Grant of Secondary Refusal Right to Investors. Subject to the terms of Section 3 below, each Investor hereby unconditionally and irrevocably grants to the Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Investor Transfer, the Company must deliver a Secondary Notice to the selling Investor and to each Investor to that effect no later than fifteen (15) days after the selling Investor delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Investor and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

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(d)             Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Investors with respect to some but not all of the Transfer Stock by the end of the 10-day period specified in the last sentence of Section 2.1(c)) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Investor and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Investor of that fact.

(e)             Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company and the Investors have agreed to purchase in the Company Notice, Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Investors shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Investor shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in Sections 2.2 and 5.9(b); (ii) any future Proposed Investor Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f)             Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Investors shall take place, and all payments from the Company and the Investors shall have been delivered to the selling Investor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Investor Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

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2.2.          Tag-Along.

(a)             Exercise of Right. If any Transfer Stock subject to a Proposed Investor Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee and a Change of Control will occur in connection therewith and the Dragging Investors have not elected to exercise their rights under Section 2.3, each respective Investor may elect to exercise its Tag-Along Right and participate on a pro rata basis in the Proposed Investor Transfer as set forth in Section 2.2(b) below and, subject to Section 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Tag-Along Right (each, a “Participating Investor”) must give the selling Investor written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Tag-Along Right.

(b)             Shares Includable. Each Participating Investor may include in the Proposed Investor Transfer all or any part of such Participating Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Investor Transfer (excluding shares purchased by the Company or the Participating Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock of such series owned by such Participating Investor immediately before consummation of the Proposed Investor Transfer (including any shares that such Investor has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock of such series owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Investor Transfer (including any shares that all Participating Investors have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Transfer Stock held by the selling Investor or Investors. To the extent one or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Investor may sell in the Proposed Investor Transfer shall be correspondingly reduced.

(c)             Purchase and Sale Agreement. The Participating Investors and the selling Investor agree that the terms and conditions of any Proposed Investor Transfer in accordance with Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Investor further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.

(d)             Allocation of Consideration. The aggregate consideration payable to the Participating Investors and the selling Investor shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the selling Investor as provided in Section 2.2(b).

(e)             Purchase by Selling Investor; Deliveries. Notwithstanding Section 2.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Tag-Along Right from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Investor may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Investor purchases all securities subject to the Tag-Along Right from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 2.2(d). In connection with such purchase by the selling Investor, such Participating Investor or Investors shall deliver to the selling Investor a stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Investor. Each such stock certificate delivered to the selling Investor will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Investor shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 2.2(e).

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(f)             Additional Compliance. If any Proposed Investor Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Investors proposing the Proposed Investor Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3.          Drag-Along.

(a)             If any Transfer Stock subject to or Proposed Investor Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee and a Change of Control will occur in connection therewith (any such transaction, a “Drag-Along Transaction”), such Investors proposing to effect such transaction (the “Dragging Investors”) shall have the right to require all (but not less than all) of the other Investors (each, a “Drag-Along Investor”) to transfer their Capital Stock in such Drag-Along Transaction; provided, however, the consideration received in a Drag-Along Transaction by the Drag-Along Investors may not include consideration other than cash or Marketable Securities unless otherwise agreed by the Drag-Along Investors.

(b)             The Dragging Investors shall provide each Drag-Along Investor notice of the terms and conditions of such proposed Drag-Along Transaction (the “Drag-Along Notice”) not later than twenty (20) days prior to the closing of the proposed Drag-Along Transaction. The Drag-Along Notice shall contain a true and complete copy of any and all available documents constituting the agreement to transfer and, to the extent not set forth in the accompanying documents, the price offered for the applicable Transfer Stock, all information reasonably available to the Dragging Investors regarding the acquirer, all other material terms and conditions of the proposed Drag-Along Transaction and, in the case of a proposed Drag-Along Transaction in which the consideration consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably available to the Dragging Investors. Each Drag-Along Investor shall be required to participate in the Drag-Along Transaction on the terms and conditions set forth in the Drag-Along Notice and this Section 2.3. No Investor shall have any dissenters’ or appraisal rights in connection with the Drag-Along Transaction, and each Investor hereby releases, and will execute such further instrument as the Company reasonably requests to further evidence the waiver of, such rights.

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(c)             Within ten (10) days following receipt of the Drag-Along Notice, each Drag-Along Investor must deliver to such Dragging Investors (i) wire transfer instructions for payment of the purchase price for the applicable Capital Stock to be sold in such Drag-Along Transaction and (ii) all other documents required to be executed in connection with such Drag-Along Transaction. The Drag-Along Investors shall cooperate fully with all reasonable requests of the Dragging Investors regarding the Drag-Along Transaction. Each Drag-Along Investor hereby makes, constitutes, and appoints the Dragging Investor holding the highest percentage of Capital Stock among the Dragging Investors, as its true and lawful attorney in fact for such person and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the provisions and the agreement, obligations, and covenants of such Investor in this Section 2.3 in the event that such Investor is or becomes a Drag-Along Investor pursuant to this Section 2.3. Each Drag-Along Investor hereby gives such attorney in fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Drag-Along Investor’s obligations and agreements as a Drag-Along Investor pursuant to this Section 2.3 as fully as such Drag-Along Investor might or could do personally, and hereby ratifies and confirms all that any such attorney in fact shall lawfully do or cause to be done by virtue of the power of attorney granted hereby. The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Drag-Along Investor.

(d)             If, at the end of the 90-day period after the date on which the Dragging Investors give the Drag-Along Notice (which 90-day period shall be extended if any of the transactions contemplated by the Drag-Along Transaction are subject to regulatory approval until the expiration of ten (10) days after all such approvals have been received, but in no event later than one hundred and twenty (120) days following the delivery of the Drag-Along Notice), the Drag-Along Transaction has not been completed on substantially the same terms and conditions set forth in the Drag-Along Notice, the Drag-Along Investors shall no longer be obligated to sell their Capital Stock pursuant to such Drag-Along Notice and the Dragging Investors shall return to each Drag-Along Investor any documents in the possession of the Dragging Investors executed by or on behalf of such Drag-Along Investor in connection with the proposed Drag-Along Transaction.

(e)             Concurrently with the consummation of the Drag-Along Transaction, Dragging Investors shall (i) notify the Drag-Along Investors thereof, (ii) cause the total consideration for the Capital Stock of the Drag-Along Investors transferred pursuant thereto to be remitted directly to the Drag-Along Investors and (iii) promptly after the consummation of the Drag-Along Transaction, furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Drag-Along Investors.

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(f)              Notwithstanding anything contained in this Section 2.3, there shall be no liability on the part of the Dragging Investors to the Drag-Along Investors if the transfer pursuant to this Section 2.3 is not consummated for whatever reason.

(g)            Notwithstanding anything contained in this Section 2.3, the obligations of the Drag-Along Investors to participate in a Drag-Along Transaction are subject to the following conditions:

(i)            Upon the consummation of such Drag-Along Transaction all of the Investors participating therein will receive the same form of consideration;

(ii)           No Investor participating therein shall be obligated to pay any expenses incurred in connection with any unconsummated Drag-Along Transaction except for its own expenses, and each Investor shall be obligated to pay only its pro rata share (based on the amount of Capital Stock being transferred) of expenses incurred in connection with a consummated Drag-Along Transaction to the extent such expenses are incurred for the benefit of all Investors and are not otherwise paid by the Company or another person;

(iii)          Without the written consent of a Drag-Along Investor, such Drag-Along Investor shall not be obligated with respect to (A) any representation or warranty other than (x) a representation and warranty that relates solely to such Drag-Along Investor’s title to its Transfer Stock, and its authority and capacity to execute and deliver the subject purchase and sale agreement or (y) a representation and warranty that relates to the Company and its operations which each Investor is severally making (provided, that if such Investor or an Affiliate of such Investor is not actively involved in the day to day operations of the Company, any such representation shall be limited to such Investor’s actual knowledge), or (B) any indemnity obligation beyond a pro rata portion or in excess of the gross proceeds received by a Drag-Along Investor (in each case, based on the value of consideration received by such Drag-Along Investor in the Drag-Along Transaction) of the indemnity obligations which obligate the Dragging Investors and all Drag-Along Investors and then, such indemnity obligations shall be several and not joint or (C) any other continuing obligation on such Drag-Along Investor in favor of any other person following the Drag-Along Transaction of such Drag-Along Investor’s Interests (other than obligations relating to representations and warranties that relate solely to such Drag-Along Investor and not to any other Investor or the indemnification obligation provided for in clause (B) above); and

(iv)          No Drag-Along Investor shall be obligated to consummate such Drag-Along Transaction contemplated by the Drag-Along Notice with respect to its Capital Stock unless the Dragging Investors consummate such Drag-Along Transaction with respect to all (but not less than all) of the Drag-Along Investor’s Capital Stock on the terms and conditions contemplated by the Drag-Along Notice.

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2.4.          Effect of Failure to Comply.

(a)             Transfer Void; Equitable Relief. Any Proposed Investor Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)             Violation of First Refusal Right. If any Investor becomes obligated to sell any Transfer Stock to the Company or any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor may, at its option, in addition to all other remedies it may have, send to such Investor the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)             Violation of Tag-Along Right. If any Investor purports to sell any Transfer Stock in contravention of the Tag-Along Right (a “Prohibited Transfer”), each Investor who desires to exercise its Tag-Along Right under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Investor to purchase from such Investor the type and number of shares of Capital Stock that such Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 2.2. The sale will be made on the same terms, including, without limitation, as provided in Section 2.2(d), and subject to the same conditions as would have applied had the Investor not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Investor shall also reimburse each Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 2.2.

3.            Exempt Transfers.

3.1.          Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply: (a) in the case of an Investor that is an entity, upon a transfer by such Investor to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from an Investor by the Company at a price no greater than that originally paid by such Investor for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Investor making such pledge, (d) in the case of an Investor that is a natural person, upon a transfer of Transfer Stock by such Investor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Investor (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or to any family or other charitable foundation or organization controlled by such Investor or such Investor’s shareholders, partners or owners, or any other person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Investor or any such family members, or (e) upon a transfer approved by the Company; provided that, the Investor shall deliver prior written notice to the Company of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Investor (but only with respect to the securities so transferred to the transferee), including the obligations of an Investor with respect to Proposed Investor Transfers of such Transfer Stock pursuant to Section 2; and provided, further, that, in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

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3.2.          Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act or (b) pursuant to a Liquidity Event (as defined in the Company’s Amended and Restated Certificate of Incorporation).

4.            Legend. Each certificate representing shares of Transfer Stock held by the Investors or issued to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.            Miscellaneous.

5.1.          Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO (as defined in the Company’s Amended and Restated Certificate of Incorporation) and (b) the consummation of a Liquidity Event (as defined in the Company’s Amended and Restated Certificate of Incorporation).

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5.2.          Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

5.3.          Ownership. Each Investor represents and warrants that such Investor is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

5.4.          Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts situated in Houston, Texas and to the jurisdiction of the United States District Court for the Sothern District of Texas for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts situated in Houston, Texas or the United States District Court for the Southern District of Texas, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

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5.5.          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.5. If notice is given to the Company, it shall be sent to Aly Energy Services, Inc., 1200 Post Oak Blvd., #1912, Houston, Texas 77056, Attention: Munawar H. Hidayatallah; and a copy (which shall not constitute notice) shall also be sent to John Geddes, Baker Botts L.L.P., 910 Louisiana Street, Houston, TX 77002, Fax No: (713) 229-2713.

5.6.          Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.7.          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.8.          Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 5.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the Investors holding at least 66.67% of the shares of Transfer Stock then held by all of the Investors. Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Investors and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Investor without the written consent of such Investor or Investor unless such amendment, modification, termination or waiver applies to all Investors in the same fashion and (ii) Schedule A hereto may be amended by the Company from time to time to add information regarding Additional Investors without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

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5.9.          Assignment of Rights.

(a)             The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)             Any successor or permitted assignee of any Investor, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)             The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate of such Investor or (ii) to an assignee or transferee pursuant to a transfer according to the terms of this Agreement, it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)             Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

5.10.          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11.          Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Capital Stock after the date hereof, any purchaser of such shares of Capital Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

5.12.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. All disputes shall be resolved by a court of competent jurisdiction in the State of Texas. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, claim or other proceeding arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative of any other party has represented to such party, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5.12.

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5.13.          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.14.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.15.          Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Investors hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

5.16.          Additional Investors. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as an Investor, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to an Investor.

5.17.          Consent of Spouse. If any Investor is married on the date of this Agreement, such Investor’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (a “Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Investor’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Investor should marry or remarry subsequent to the date of this Agreement, such Investor shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

ALY ENERGY SERVICES INC.,

By:	/s/ Munawar H. Hidayatallah
Name:	Munawar H. Hidayatallah
Title:	Chairman of the Board, Chief Executive Officer and Chief Financial Officer

Signature Page to Investor Agreement

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Howard Lorch
Name:	Howard Loarch as President of General Partner
Chilton Global Management Partners, Ltd.

Schedule A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Kouros Sariri
Signature:	/s/ Mariana Sariri
Name:	Kouros and Mariana Sariri

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Armand Neff
Signature:	/s/ Christoph Luthy
Name:	Makini Enterprises S.A., St. Vincent

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Nadine C. Smith
Name:	Nadine C. Smith

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Nezam Afdhal
Name:	Nezam Afdhal

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Saeed Sheikh
Name:	Saeed Sheikh

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Zane Tankel
Name:	Zane Tankel

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Avrind Sanger
Name:	Avrind Sanger

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Muhsin Afdal
Name:	Muhsin Afdal

Signature:	/s/ Laily Shirazi
Name:	Laily Shirazi

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Steven Emerson
Name:	Steven Emerson

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Freebird Partners LP

Signature:	/s/ Curtis Huff
Name:	Curtis Huff

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Ironman PI Fund II (QP), L.P.

Signature:	/s/ G. Bryan Dutt
Name:	G. Bryan Dutt, Managing Director

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ James Crystal
Name:	James Crystal

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ John D. Long
Name:	John D. Long

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the date first written above.

INVESTOR:

Signature:	/s/ Munawar H. Hidayatallah
Name:	Munawar H. Hidayatallah

Exhibit A

SCHEDULE A
INVESTORS

Principal	Record Holder / Address	Amount	Shares
Micki Hidayatallah	Micki Hidayatallah 1200 Post Oak Blvd, #1912 Houston, TX 77056	$1,625,000	500,000
Ali Afdhal	Cydas Investments Limited PO Box 437 13 Castle Street St. Heller Jersey JE4 0ZE Channel Islands	$2,500,000	625,000
J. Steven Emerson	Emerson Partners 1522 Ensley Ave Los Angeles, CA 90024	$240,000	60,000
	IRA FBO J. Steven Emerson, Pershing LLC as Custodian, Rollover Account II 1999 Ave of the Starts #2530 Los Angeles, CA 90067 Attention: Jennifer Sun	$1,000,000	250,000
	IRA FBO J. Steven Emerson, Pershing LLC as Custodian, Roth Account 1999 Ave of the Starts #2530 Los Angeles, CA 90067 Attention: Jennifer Sun	$1,000,000	250,000
	J. Steven Emerson 1522 Ensley Ave Los Angeles, CA 90024	$240,000	60,000
Nezam Afdhal	Nezam Afdhal 59 Pier 7 Charlestown, MA 020129	$1,250,000	312,500
Armand Neff and Christoph Luthy	Makini Enterprises S.A., St. Vincent c/o Prisma International Ltd. Bahnhofstrasse, PO Box 1055 CH-6304 Zug, Switzerland	1,200,000	300,000
Zane Tankel	Zane Tankel 181 East 65th St. New York, NY 10065	$1,000,000	250,000

Exhibit A

Principal	Record Holder / Address	Amount	Shares
Bryan Dutt	Ironman PI Fund II (QP), L.P. 2211 Norfolk, Suite 611 Houston, TX 77098	$500,000	125,000
Curtis Huff	Freebird Partners, LP 2800 Post Oak Blvd. Suite 2000 Houston, Texas 77056	$500,000	125,000
Kouros and Mariana Sariri	Equity Trust Company, DBA Sterling Trust, Custodian Kouros Sariri, Account # 407193 P.O. Box 20608, Waco TX 76702-20608 Tax ID#: 05-0552743	$164,056.81	41,014
	Equity Trust Company, DBA Sterling Trust, Custodian Mariana Gharai, Account # 407194 P.O. Box 20608, Waco TX 76702-20608 Tax ID#: 05-0552743	$110,617.83	27,654
	Kouros and Mariana Sariri 16630 Calneva Dr. Encino, CA 91436	$225,325.36	56,332
Nadine C. Smith	Nadine C. Smith 1616 Standford Lane Sarasota, FL 34231	$250,000	62,500
John D. Long	John D. Long 1616 Standford Lane Sarasota, FL 34231	$250,000	62,500
Saeed M. Sheikh	Saeed M. Sheikh 1050 17th St. NW #450 Washington DC 20036	$425,000	106,250
Howard Lorch	Chilton Global Management Partners, Ltd. 909 Fannin St., Suite 1100 Houston, Texas 77010	$300,000	75,000
Arvind Sanger	Arvind Sanger 170 East End Ave., PHIB New York, NY 10128	$250,000	62,500
James W. Crystal	James W. Crystal 32 Old Slip New York, NY 10005	$250,000	62,500

Exhibit A

EXHIBIT A

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Aly Energy Services Inc. Investor Agreement, dated as of October 22, 2012, as amended, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Investor Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the __ day of __________, _____.

Signature

Print Name

Exhibit A